SUB-ITEM 77O -- TRANSACTIONS EFFECTED PURSUANT TO
                             RULE 10F-3

On October 9, 2003, Mellon Bond Fund (the "Fund"), a series of Mellon Funds Trust (the "Trust"), purchased, at slightly above par value, the following bonds (the "Bonds") in the amount noted on Exhibit B:

Florida Power & Light, 5.95% Bonds due October 1, 2033 - 341081ER4

The Fund purchased its share of the Bonds through Barclays/Lehman, the lead member of the underwriting syndicate which offered the Bonds to investors (the "Underwriting Syndicate"), and designated that certain members of the Underwriting Syndicate provide the portion of the Bonds to the Fund in accordance with the following allocation:

Barclays                            35%
Lehman                              35%
Credit Lyonnais Securities           9%
Fleet Securities                     9%
Mellon Financial Markets LLC         4%
Scotia Capital                       4%
SunTrust Robinson Humphery           4%

(each, a "Syndicate Member"). Such allocation applied to the Fund's purchase of the Bonds in the aggregate, each of which was made from each Syndicate Member's own account. Mellon Financial Markets, Inc., an affiliate of the Fund, was a member of the Underwriting Syndicate; however, it received no benefit in connection with the Fund's transaction.




      The following is a list of the members of the Underwriting Syndicate:

Barclays
Lehman
Credit Lyonnais Securities
Fleet Securities
Mellon Financial Markets LLC
Scotia Capital
SunTrust Robinson Humphery


                                                                    EXHIBIT B
                    PRE-PURCHASE APPROVAL FORM - Fixed Income
               PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE

Note: Refer to Page 2 of this procedure (PAM214) if the investment unit will purchase more than 5% of the overall principal of this issue.

1.       Account/Fund Name: Mellon Bond Fund
2.       Anticipated Purchase Date: October 9, 2003
3.       Total Net Assets of Account/ Fund: See attached list
4.       Type and Description of Security to be Purchased: Florida Power & Light
5.       Credit Rating of Security (Rating/ Rating Agency): Aa3/A/A-
6.       Name of Underwriting Syndicate Dealer Effecting Transaction: Barclay's/Lehman
7.       Name of Affiliated Underwriter in Underwriting Syndicate: Mellon Financial Markets, Inc.
8.       Issue Size: $300 million
9.       CUSIP: 341081ER4
10.      Amount Purchased by Account/Fund: See attached list
11.      Percentage of Principal Amount of Offering Purchased by Account/Fund: See attached list
12.      Amount Purchased as a Percentage of Account/Fund Assets: See attached list
13.      Purchase Price of Securities (if at par, so state): 98.941
14.      Commission/ Spread Received by Principal Underwriters: N/A

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REPRESENTATIONS (Must be Confirmed Or Trade Can Not Be Made)
This transaction complies with all applicable provisions of the Policy for
Fiduciary Account Purchases Of Securities Underwritten By An Affiliate.
------------------------------------------------------------------------------------------------------------------------------------

This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliated entity of Mellon.

The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.

I have inquired about any commission, spread or profit received or to be received by any Mellon affiliate in connection with this transaction, and, based upon the answers to my inquiries and my knowledge of relevant markets, I believe such commission, spread or profit to be reasonable and fair compared to the commissions, spreads, or profit received by similarly situated persons in connection with comparable transactions between unaffiliated parties.

If these securities are part of an issue registered under the Securities Act of 1933, as amended, that will be offered to the public, or will be purchased pursuant to an eligible foreign or Rule 144 offering, the issuer of the securities will be in continuous operation for not less than three years, including the operations of any predecessors.

The Securities will be purchased prior to the end of the first day of which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities is that offering of any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day on which the rights offering terminated.


Larry Dunn                          10/9/03 9:28am            Albert Moore                       10/9/03  9:29am
Portfolio Manager                   Date    Time              CIO/Designate                      Date     Time



cc: Regina D. Stover, Risk Management (151-0960)
Legal Department representative for Business Line- For Affiliated Mutual Fund Purchases Only

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                           MELLON PRIVATE WEALTH MANAGEMENT

   MUTUAL FUND PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE SPREADSHEET

                                             Date:      October 10, 2003

                           Security Description: FPL 5.95, 10/1/2033

                           Offer Amount (in 000's):              300,000

             Par                                              Purchase    Purchase as
             (in               Net Amount  Portfolio Market  as a % of   a % of
TRADE DATE 000'S)     PRICE   (IN 000'S)    VALUE (IN 000'S)     FUND    Offering  PORTFOLIO NAME        NUMBER     BROKER NAME____
10/9/2003      500   98.941      494.705   122,934             0.402%    0.165%    MPAM Balanced Fund  10114921000  Barclays/Lehman
10/9/2003   3,500    98.941    3462.935    849,738             0.408%    1.154%    MPAM Bond Fund      10114926000  Barclays/Lehman

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